Exhibit 99.1

FOR IMMEDIATE RELEASE
January 20, 2016

FOR ADDITIONAL INFORMATION, PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS RECORD EARNINGS FOR THE YEAR 2015

Earnings Summary
(in thousands except per share data)	4Q 2015	3Q 2015	4Q 2014	Year 2015	Year 2014
Net income	$11,870	$11,222	$9,992	$46,432	$43,251
Earnings per share	$0.68	$0.64	$0.58	$2.66	$2.50
Earnings per share – diluted	$0.68	$0.64	$0.57	$2.66	$2.49

Return on average assets	1.22%	1.18%	1.07%	1.23%	1.18%
Return on average equity	9.91%	9.50%	8.87%	9.97%	9.94%
Efficiency ratio	56.35%	60.53%	60.76%	58.20%	59.12%
Tangible common equity	10.68%	10.82%	10.44%

Dividends declared per share	$0.310	$0.310	$0.300	$1.220	$1.181
Book value per share	$27.12	$26.87	$25.64

Weighted average shares	17,464	17,440	17,351	17,431	17,326
Weighted average shares - diluted	17,516	17,491	17,422	17,483	17,397

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the fourth quarter 2015 of $11.9 million, or $0.68 per basic share, compared to $10.0 million, or $0.58 per basic share, earned during the fourth quarter 2014 and $11.2 million, or $0.64 per basic share, earned during the third quarter 2015.  Earnings for the year ended December 31, 2015 were a record $46.4 million, or $2.66 per basic share compared to $43.3 million, or $2.50 per basic share, for the year ended December 31, 2014.

4th Quarter 2015 Highlights

❖	Our loan portfolio increased $140.1 million from December 31, 2014 and $53.5 million during the quarter.

❖	Our investment portfolio decreased $45.2 million from December 31, 2014 but increased $18.2 million during the quarter.

❖	Deposits, including repurchase agreements, increased $122.6 million from December 31, 2014 and $0.6 million during the quarter.

❖
Nonperforming loans at $28.6 million decreased $10.3 million from December 31, 2014 and $4.1 million from September 30, 2015.  Nonperforming assets at $69.5 million decreased $6.4 million from December 31, 2014 but increased $2.0 million from September 30, 2015.

❖
Net loan charge-offs for the quarter ended December 31, 2015 were $1.4 million, or 0.19% of average loans annualized, compared to $3.0 million, or 0.44%, experienced for the fourth quarter 2014 and $2.2 million, or 0.31%, for the third quarter 2015.

❖
CTBI's investments in low income housing and other community related investments provided tax credits to offset current income tax expense for the fourth quarter 2015 in the amount of $0.3 million compared to $0.3 million in the fourth quarter 2014 and $1.2 million in the third quarter 2015.  Credits used to offset current income tax expense totaled $2.7 million for the year 2015 compared to $1.1 million for the year 2014.  The amortization of our investment in these partnerships for the fourth quarter 2015 totaled $0.6 million compared to $0.2 million for the fourth quarter 2014 and $1.0 million for the third quarter 2015.  Amortization for the year 2015 was $2.6 million compared to $0.9 million for the year 2014.

❖
In addition to the amortization expense mentioned above, noninterest expense for the quarter was impacted by decreases in personnel expense, data processing expense, repossession expense, and other direct expenses, resulting in a decrease in total noninterest expense.  Noninterest expense for the year also decreased in total from prior year as a result of decreases in occupancy and equipment expense, data processing expense, and repossession expense.

Net Interest Income

Net interest income for the quarter decreased $0.3 million, or 0.9%, from prior year fourth quarter but increased $0.2 million, or 0.7%, from prior quarter, while our net interest margin decreased 16 basis points and 3 basis points during the respective time periods.  Average earning assets increased $118.8 million, or 3.4%, from fourth quarter 2014 and $54.5 million, or 1.5%, from prior quarter, while our yield on average earning assets decreased 15 basis points and 2 basis points, respectively, during these time periods.  The cost of interest bearing funds increased 3 basis points from prior year fourth quarter and 2 basis points from prior quarter.  Our ratio of average loans to deposits, including repurchase agreements, for the quarter ended December 31, 2015 was 87.5% compared to 86.1% for the quarter ended December 31, 2014 and 87.5% for the quarter ended September 30, 2015.  Net interest income for the year increased $0.2 million, or 0.1%, from prior year.

Noninterest Income

Noninterest income for the quarter ended December 31, 2015 decreased $0.2 million, or 1.9%, from prior year same quarter and $0.2 million, or 1.9%, from prior quarter.  The decrease was primarily due to decreases in gains on sales of loans and other noninterest income items and increased securities losses, partially offset by an increase in loan related fees.  Loan related fees increased from prior year and prior quarter as a result of a $0.4 million fluctuation in the fair value adjustments of our mortgage servicing rights.

Noninterest income for the year ended December 31, 2015 increased $1.7 million, or 3.8%, from prior year as a result of increases in gains on sales of loans ($0.5 million), deposit service charges ($0.4 million), trust revenue ($0.3 million), and loan related fees ($0.3 million) and decreased securities losses ($0.1 million).  Year over year, we had a $0.5 million fluctuation in the fair value adjustments of our mortgage servicing rights.

Noninterest Expense

Noninterest expense for the quarter ended December 31, 2015 decreased $2.2 million, or 8.0%, from prior year fourth quarter and $1.8 million, or 6.4%, from prior quarter.  The decrease in noninterest expense was primarily due to decreases in personnel expense, data processing expense, repossession expense, and other direct expenses.  The decrease in other direct expenses from prior year same quarter was the result of a $0.5 million accrual for anticipated customer refunds and a $0.2 million accrual for costs associated with the defense of our trademark which were booked in the fourth quarter 2014 that offset a $0.4 million increase in the amortization of tax credits in the fourth quarter 2015.  Repossession expense decreased $0.3 million from prior year same quarter.

Noninterest expense for the year decreased $0.6 million, or 0.5%, from prior year, as a result of decreases in occupancy and equipment expense ($0.6 million), data processing expense ($1.1 million), and repossession expense ($0.2 million), partially offset by the $1.7 million increase in the amortization expense related to tax credits.

As disclosed in our September 30, 2015 Form 10-Q, CTBI was under IRS examination of our 2013 corporate income tax return.  In November 2015, we were notified by the IRS that the review has been completed and no changes were proposed to our return.

Balance Sheet Review

CTBI's total assets at $3.9 billion increased $180.2 million, or 4.8%, from December 31, 2014 and $95.8 million, or an annualized 10.0%, during the quarter.  Loans outstanding at December 31, 2015 were $2.9 billion, increasing $140.1 million, or 5.1%, from December 31, 2014 and $53.5 million, or an annualized 7.5%, during the quarter.  We experienced growth during the quarter of $38.4 million in the commercial loan portfolio, $12.5 million in the indirect loan portfolio, $2.0 million in the residential loan portfolio, and $0.6 million in the consumer direct loan portfolio.  CTBI's investment portfolio decreased $45.2 million, or 7.0%, from December 31, 2014 but increased $18.2 million, or an annualized 12.5%, during the quarter.  The decline in the investment portfolio year over year was utilized to support loan growth.  Deposits, including repurchase agreements, at $3.2 billion increased $122.6 million, or 3.9%, from December 31, 2014 and $0.6 million, or an annualized 0.1%, from prior quarter.

Shareholders' equity at December 31, 2015 was $475.6 million compared to $447.9 million at December 31, 2014 and $470.6 million at September 30, 2015.  CTBI's annualized dividend yield to shareholders as of December 31, 2015 was 3.55%.

Asset Quality

CTBI's total nonperforming loans were $28.6 million at December 31, 2015, a 26.6% decrease from the $39.0 million at December 31, 2014 and a 12.6% decrease from the $32.7 million at September 30, 2015.  Loans 90+ days past due decreased $6.0 million during the quarter while nonaccrual loans increased $1.8 million.  Loans 30-89 days past due at $14.4 million was a decrease of $4.4 million from September 30, 2015.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at December 31, 2015 totaled $49.9 million, a $9.2 million decline from the $59.1 million at December 31, 2014 and a $1.6 million increase from the $48.3 million at September 30, 2015.

Our level of foreclosed properties at $40.7 million at December 31, 2015 was an increase from $36.8 million at December 31, 2014 and the $34.7 million at September 30, 2015.  Sales of foreclosed properties for the quarter ended December 31, 2015 totaled $2.3 million while new foreclosed properties totaled $8.9 million.  The increase in other real estate owned was primarily the result of two commercial credits totaling $7.0 million.  At December 31, 2015, the book value of properties under contracts to sell was $3.0 million; however, the closings had not occurred at quarter-end.

Net loan charge-offs for the quarter ended December 31, 2015 were $1.4 million, or 0.19% of average loans annualized, compared to $3.0 million, or 0.44%, experienced for the fourth quarter 2014 and $2.2 million, or 0.31%, for the third quarter 2015.  Of the net charge-offs for the quarter, $0.4 million were in commercial loans, $0.7 million were in indirect auto loans, $0.2 million were in residential real estate mortgage loans, and $0.1 million were in consumer direct loans.  Allocations to loan loss reserves were $1.9 million for the quarter ended December 31, 2015 compared to $3.4 million for the quarter ended December 31, 2014 and $2.5 million for the quarter ended September 30, 2015.  Our reserve coverage (allowance for loan and lease loss reserve to nonperforming loans) at December 31, 2015 was 126.2% compared to 88.4% at December 31, 2014 and 108.6% at September 30, 2015.  Our loan loss reserve as a percentage of total loans outstanding remained at 1.26% at December 31, 2015 from December 31, 2014 and September 30, 2015.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Community Trust Bancorp, Inc.'s ("CTBI") actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors' pricing policies, changes in laws and regulations, competition, and demographic changes on target market populations' savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include, but are not limited to, those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI's results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.9 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2015
(in thousands except per share data and # of employees)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Interest income	$36,300	$35,912	$36,406	$144,020	$143,867
Interest expense	3,105	2,947	2,907	11,773	11,797
Net interest income	33,195	32,965	33,499	132,247	132,070
Loan loss provision	1,910	2,520	3,375	8,650	8,755

Gains on sales of loans	403	462	687	1,978	1,468
Deposit service charges	6,306	6,348	6,153	24,282	23,892
Trust revenue	2,384	2,297	2,308	9,286	9,011
Loan related fees	1,074	641	958	3,821	3,531
Securities gains (losses)	(248)	12	(66)	(106)	(211)
Other noninterest income	1,891	2,275	1,998	7,548	7,390
Total noninterest income	11,810	12,035	12,038	46,809	45,081

Personnel expense	13,321	13,975	14,337	54,563	54,493
Occupancy and equipment	2,643	2,688	2,654	10,875	11,431
Data processing expense	1,539	1,577	2,002	6,743	7,877
FDIC insurance premiums	584	606	618	2,382	2,400
Other noninterest expense	7,691	8,688	8,408	30,880	29,798
Total noninterest expense	25,778	27,534	28,019	105,443	105,999

Net income before taxes	17,317	14,946	14,143	64,963	62,397
Income taxes	5,447	3,724	4,151	18,531	19,146
Net income	$11,870	$11,222	$9,992	$46,432	$43,251

Memo: TEQ interest income	$36,797	$36,414	$36,917	$146,047	$145,800

Average shares outstanding	17,464	17,440	17,351	17,431	17,326
Diluted average shares outstanding	17,516	17,491	17,422	17,483	17,397
Basic earnings per share	$0.68	$0.64	$0.58	$2.66	$2.50
Diluted earnings per share	$0.68	$0.64	$0.57	$2.66	$2.49
Dividends per share	$0.310	$0.310	$0.300	$1.220	$1.181

Average balances:
Loans	$2,847,128	$2,803,332	$2,711,183	$2,791,871	$2,642,231
Earning assets	3,578,521	3,524,058	3,459,675	3,524,506	3,422,450
Total assets	3,844,441	3,788,917	3,720,851	3,790,282	3,679,531
Deposits, including repurchase agreements	3,253,160	3,203,122	3,150,160	3,201,545	3,130,338
Interest bearing liabilities	2,586,609	2,562,274	2,543,308	2,569,344	2,547,267
Shareholders' equity	475,261	468,442	447,080	465,682	435,290

Performance ratios:
Return on average assets	1.22%	1.18%	1.07%	1.23%	1.18%
Return on average equity	9.91%	9.50%	8.87%	9.97%	9.94%
Yield on average earning assets (tax equivalent)	4.08%	4.10%	4.23%	4.14%	4.26%
Cost of interest bearing funds (tax equivalent)	0.48%	0.46%	0.45%	0.46%	0.46%
Net interest margin (tax equivalent)	3.74%	3.77%	3.90%	3.81%	3.92%
Efficiency ratio (tax equivalent)	56.35%	60.53%	60.76%	58.20%	59.12%

Loan charge-offs	$2,051	$2,899	$3,792	$9,870	$11,436
Recoveries	(695)	(729)	(774)	(2,867)	(3,120)
Net charge-offs	$1,356	$2,170	$3,018	$7,003	$8,316

Market Price:
High	$37.15	$37.63	$37.54	$37.63	$41.13
Low	$33.68	$33.62	$33.19	$31.53	$32.33
Close	$34.96	$35.51	$36.61	$34.96	$36.61

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2015
(in thousands except per share data and # of employees)

	As of	As of	As of
	December 31, 2015	September 30, 2015	December 31, 2014
Assets:
Loans	$2,873,961	$2,820,460	$2,733,824
Loan loss reserve	(36,094)	(35,540)	(34,447)
Net loans	2,837,867	2,784,920	2,699,377
Loans held for sale	1,172	1,983	2,264
Securities AFS	594,936	576,713	640,186
Securities HTM	1,661	1,661	1,662
Other equity investments	22,814	22,814	22,796
Other earning assets	141,313	116,754	59,259
Cash and due from banks	51,974	54,041	56,299
Premises and equipment	48,188	48,541	49,980
Goodwill and core deposit intangible	65,781	65,821	65,967
Other assets	138,228	134,900	125,975
Total Assets	$3,903,934	$3,808,148	$3,723,765

Liabilities and Equity:
NOW accounts	$44,567	$32,249	$31,998
Savings deposits	997,042	1,004,635	925,715
CD's >=$100,000	559,497	561,856	575,394
Other time deposits	629,701	638,832	663,524
Total interest bearing deposits	2,230,807	2,237,572	2,196,631
Noninterest bearing deposits	749,975	737,657	677,626
Total deposits	2,980,782	2,975,229	2,874,257
Repurchase agreements	251,225	256,153	235,186
Other interest bearing liabilities	165,993	71,640	133,552
Noninterest bearing liabilities	30,351	34,541	32,893
Total liabilities	3,428,351	3,337,563	3,275,888
Shareholders' equity	475,583	470,585	447,877
Total Liabilities and Equity	$3,903,934	$3,808,148	$3,723,765

Ending shares outstanding	17,537	17,513	17,466
Memo: Market value of HTM securities	$1,651	$1,651	$1,644

30 - 89 days past due loans	$14,401	$18,812	$15,150
90 days past due loans	12,046	18,001	17,985
Nonaccrual loans	16,563	14,722	20,971
Restructured loans (excluding 90 days past due and nonaccrual)	49,283	43,081	47,860
Foreclosed properties	40,674	34,654	36,776
Other repossessed assets	183	136	90

Common equity Tier 1 capital	14.58%	14.49%	-
Tier 1 leverage ratio	12.40%	12.40%	12.04%
Tier 1 risk-based capital ratio	16.70%	16.63%	16.51%
Total risk based capital ratio	17.95%	17.88%	17.76%
Tangible equity to tangible assets ratio	10.68%	10.82%	10.44%
FTE employees	984	980	1,012